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Exhibit 99.4

GCI, INC.
offer for all outstanding
7.25% Senior Notes due 2014
in exchange for
7.25% Senior Notes due 2014
pursuant to the Prospectus dated                    , 2004

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2004, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:

        We have appointed The Bank of New York to act as the exchange agent in connection with the offer, referred to as the exchange offer, of GCI, Inc., to exchange an aggregate principal amount of up to $250,000,000 of GCI, Inc.'s new 7.25% Senior Notes due 2014, the new notes, for a like principal amount of GCI, Inc.'s 7.25% Senior Notes due 2014 issued on February 17, 2004 under the indenture dated February 17, 2004, the old notes, upon the terms and subject to the conditions set forth in the prospectus dated                    , 2004, as it may be amended or supplemented, and in the related letter of transmittal and the instructions thereto.

        Enclosed herewith are copies of the following documents:

          1.     The prospectus;

          2.     The letter of transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding;

          3.     A notice of guaranteed delivery to be used to accept the exchange offer with respect to old notes in certificated form or old notes accepted for clearance through the facilities of the Depository Trust Company, or DTC, if (i) certificates for old notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date or (ii) a book-entry transfer cannot be completed on a timely basis; and

          4.     A form of letter which may be sent to your clients for whose account you hold the old notes in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

        PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2004, UNLESS EXTENDED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

        GCI, Inc. has not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of the old notes pursuant to the exchange offer. You will be reimbursed by GCI, Inc. for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.

        Additional copies of the enclosed materials may be obtained by contacting the exchange agent as provided in the enclosed letter of transmittal.

Very truly yours,
GCI, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF GCI, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER WHICH IS NOT CONTAINED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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GCI, INC. offer for all outstanding 7.25% Senior Notes due 2014 in exchange for 7.25% Senior Notes due 2014 pursuant to the Prospectus dated , 2004